valuesetters.com Investor Update September 24, 2019

valuesetters.com Forward - Looking Statements 2 This presentation contains forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of ValueSetters’ management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward - looking statements. Factors that could cause ValueSetters’ actual results to differ materially from those described in the forward - looking statements can be found in ValueSetters’ Quarterly Report on Form 10 - Q for the quarter ended July 31, 2019, which has been filed with the Securities and Exchange Commission and is available on ValueSetters’ website (https://valuesetters.com/sec - filings) and on the Securities and Exchange Commission’s website (www.sec.gov). ValueSetters does not undertake to update the forward - looking statements to reflect the impact of circumstances or events that may arise after the date of the forward - looking statements.

valuesetters.com Who We Are ValueSetters is a Boutique Advisory Firm We work with companies at all stages to provide assistance with: 1) Raising capital through private market portals 2) Strategic advice 3) Technology consulting 3

valuesetters.com Business Model Fee - Based Revenue Model Plus Equity Stakes • Charge fixed fees for services provided • Take equity stakes in select technology start - ups, including: 4

valuesetters.com Team Experienced Team of Female Executives 5 Cecilia Lenk, Ph.D. CEO Ph.D., Harvard Angel Investor, Launchpad Venture Group Coreen Kraysler, CFA CFO S.M., MIT Sloan Former Morningstar 5 - star Rated Portfolio Manager Kathy Kraysler, CMO M.B.A., Yale Former Director of Audience Analytics at MIT

valuesetters.com Success Third Consecutive Quarter of Profitability • Pre - announced 2Q revenue growth of more than 900% • Expect significant level of profitability in 2Q and first half • Achieved gross margin of 98% • Reduced total costs and expenses by 5% • Continued to improve equity position • Self - funded growth 6

valuesetters.com Revenue Growth 7

valuesetters.com Revenue Growth 8

valuesetters.com Revenue Growth 9

valuesetters.com Income Statement Review 1Q Income Statement Showed Continued Improvement • 29% increase in revenues • 3 point improvement in gross margin • 5% reduction in total costs and expenses • Positive operating leverage of 34 points 10

valuesetters.com Balance Sheet Review Balance Sheet Continued to Improve vs. F2019 • Increased investments by 8% • Grew total assets by 7% • Reduced stockholder deficit by 5% • Continued to shrink debt /no borrowings since 1/31/18 11

valuesetters.com Consulting Practice Expansion New Consulting Verticals Gaining Traction • Logistics Technology - help clients apply advanced technologies to all components of their logistics process • Economic Development - assist governments and stakeholders in planning and implementing innovative approaches to economic development 12

valuesetters.com ValueSetters Pipeline Drivers • Established track record driving referrals • Potential clients taking notice of VSTR’s digital marketing and investor outreach success • Reciprocal referral agreements with Netcapital in place • Existing clients providing referrals to new customers • New verticals diversifying client mix 13

valuesetters.com Share Information No Convertible Securities Outstanding • 233,395,830 shares in float • 830,331,712 shares outstanding • 900,000,000 shares authorized • No preferred shares • Management paid in restricted stock 14

valuesetters.com Summary • Significant progress made regarding revenues, earnings, balance sheet and liquidity over last two years • Expansion of consulting practice opens new markets • Established track record leading to increased referrals • Projecting strong revenue and earnings growth for 2Q 15

valuesetters.com Coreen Kraysler, CFA ckraysler@valuesetters.com 781 - 925 - 1700